Exhibit 12.1
Novelis Inc.
Computation of Ratio of Earnings to Fixed Charges

				Three	April 1,	May 16,					Nine		Nine
				Months	2007	2007		Year	Year		Months		Months
	Year Ended		Year Ended	Ended	Through	Through		Ended	Ended		Ended		Ended
	December 31,		December 31,	March 31,	May 15,	March 31,		March 31,	March 31,		December 31,		December 31,
	2005		2006	2007	2007	2008		2009	2010		2009		2010
	Predecessor		Predecessor	Predecessor	Predecessor	Successor		Successor	Successor		Successor		Successor
(In millions, except ratio amounts)

EARNINGS BEFORE FIXED CHARGES:

Net income (loss) from continuing operations before cumulative effect of accounting change and extraordinary items	$96		$(275)	$(64)	$(97)	$(53)		$(1,910)	$405		$406		$66

Less: Equity income of non-consolidated affiliates	(6)		(16)	(3)	(1)	(25)		172	15		12		11

Plus: Dividends received from non-consolidated affiliates	—		5	—	4	—		—	1		—		—

Plus: Noncontrolling interest of subsidiaries that have fixed charges	21		1	2	(1)	4		(12)	60		50		31

Earnings before fixed charges	$111		$(285)	$(65)	$(95)	$(74)		$(1,750)	$481		$468		$108

FIXED CHARGES:

Amount representative of interest factor in rentals	$7		$7	$1	$1	$9		$8	$8		$6		$6

Interest expense and amortization of debt issuance costs	203		221	54	27	214		182	175		131		125
Interest expense from equity investees	(1)		1	—	—	(1)		—	—		—		—
Capitalized interests	1		2	—	—	—		—	—		—		—

Total fixed charges	210		231	55	28	222		190	183		137		131

Less: Capitalized interests	(1)		(2)	—	—	—		—	—		—		$—

Fixed charges added to income (loss)	$209		$229	$55	$28	$222		$190	$183		$137		131

Plus: Amortization of capitalized interest	7		9	1	(2)	—		—	—		—		—
Plus: Income taxes	107		(4)	7	4	83		(246)	262		247		104

Earnings before fixed charges and income taxes	$434		$(51)	$(2)	$(65)	$231		$(1,806)	$926		$852		$343

RATIO OF EARNINGS TO FIXED CHARGES	2.1	x	(A )	(A )	(A )	1.0	x	(A )	5.1	x	6.2	x	2.6	x

(A)	Due to losses incurred, the ratio coverage was less than 1:1 for each of the periods presented below. The table below presents the amount of additional earnings required to bring the fixed charge ratio to 1:1 for each respective period.

		Three
		Months	April 1, 2007
	Year Ended	Ended	Through	Year Ended
	December 31,	March 31,	May 15,	March 31,
	2006	2007	2007	2009
(In millions)	Predecessor	Predecessor	Predecessor	Successor
Additional earnings required to bring fixed charge ratio to 1:1	$280	$57	$93	$1,996